Exhibit 1

EXECUTION VERSION

VOTING AGREEMENT

VOTING AGREEMENT, dated as of April 8, 2008 (this “Agreement”), by and among St. Jude Medical, Inc., a Minnesota corporation (“Parent”), and David A. Jenkins and Linda A. Jenkins as shareholders (each, a “Shareholder,” and together, the “Shareholders”) of EP MedSystems, Inc., a New Jersey corporation (the “Company”).

WHEREAS, concurrently herewith, Parent, Epicurus Merger Corporation, a New Jersey corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”);

WHEREAS, each Shareholder is the record owner or “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of the shares of common stock, without par value, of the Company (“Shares”) set forth opposite his or her name on Schedule A hereto (with respect to each Shareholder, the “Owned Shares”; the Owned Shares and any additional Shares of which any Shareholder acquires record and/or beneficial ownership after the date hereof, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, such Shareholder’s “Covered Shares”);

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the Merger, Parent and the Shareholders are entering into this Agreement; and

WHEREAS, each Shareholder acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Shareholders set forth in this Agreement and would not enter into the Merger Agreement if the Shareholders did not enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and the Shareholders hereby agree as follows:

1. Agreement to Vote. Prior to the Termination Date (as defined herein), each Shareholder irrevocably and unconditionally agrees that he or she shall at the Company Shareholder Meeting or any other meeting of the shareholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, or in connection with any written consent of shareholders of the Company (a) when a meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum, and respond to each request by the Company for written consent, if any and (b) vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all Covered Shares (i) in favor of the Merger and any other matters necessary for consummation of the Merger and the other transactions contemplated in the Merger Agreement and (ii) against (A) any Acquisition Proposal (other than the Merger), (B) any proposal for any recapitalization, reorganization, liquidation, dissolution, amalgamation, merger, sale of assets or other business combination between the Company and any other Person (other than the Merger), (C) any other action that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the transactions contemplated by the Merger Agreement or this Agreement or any transaction that results in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Company or any of its Subsidiaries under the Merger Agreement, (D) any change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company Charter Documents, except if approved by Parent and (E) any other change in the Company’s corporate structure or business.

2. Grant of Irrevocable Proxy; Appointment of Proxy.

(a) EACH SHAREHOLDER HEREBY GRANTS TO, AND APPOINTS, PARENT, THE EXECUTIVE OFFICERS OF PARENT, AND ANY OTHER DESIGNEE OF PARENT, EACH OF THEM INDIVIDUALLY, SUCH SHAREHOLDER’S IRREVOCABLE (UNTIL THE TERMINATION DATE) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE COVERED SHARES AS INDICATED IN SECTION 1. EACH SHAREHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION DATE) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY SUCH SHAREHOLDER WITH RESPECT TO THE COVERED SHARES (SUCH SHAREHOLDER REPRESENTING TO THE COMPANY THAT ANY SUCH PROXY IS NOT IRREVOCABLE).

(b) The proxy granted in this Section 2 shall automatically expire upon the termination of this Agreement.

3. No Inconsistent Agreements. Each Shareholder hereby represents and covenants and agrees that, except as contemplated by this Agreement, such Shareholder (a) has not entered into, and shall not enter into at any time prior to the Termination Date, any voting agreement or voting trust with respect to any Covered Shares and (b) has not granted, and shall not grant at any time prior to the Termination Date, a proxy or power of attorney with respect to any Covered Shares, in either case, which is inconsistent with such Shareholder’s obligations pursuant to this Agreement.

4. Termination. This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement and (c) written notice of termination of this Agreement by Parent to the Shareholders (such earliest date being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 12 to 24 shall survive the termination of this Agreement; provided further, that any liability arising from a material breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement.

5. Representations and Warranties of Shareholders. Each Shareholder hereby represents and warrants to Parent as follows:

(a) Such Shareholder is the record or beneficial owner of, and has good and valid title to, the Owned Shares set forth opposite his or her name on Schedule A hereto, free and clear of Liens other than as created by this Agreement. Each Shareholder has sole or joint (with the other Shareholder) voting power, sole or joint (with the other Shareholder) power of disposition, sole or joint (with the other Shareholder) power to demand appraisal rights and sole or joint (with the other Shareholder) power to agree to all of the matters set forth in this Agreement, as appropriate, in each case with respect to those Owned Shares set forth opposite his or her name on Schedule A hereto, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. As of the date hereof, other than (i) the Owned Shares, (ii) Shares held by any Shareholder as custodian for any child of the Shareholders, (iii) Shares held by the Shareholders’ children, (iv) Shares held by the Dalin Class Trust, and (v) Shares held by the Company’s Qualified Retirement Plan and Trust and Adoption Agreement, such Shareholder does not own beneficially or of record any Shares or any interest therein. The Owned Shares are not subject to any voting trust agreement or other Contract to which any Shareholder is a party restricting or otherwise relating to the voting or Transfer of the Owned Shares. Such Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Owned Shares, except as contemplated by this Agreement.

(b) Such Shareholder is a natural person who has full legal power and capacity to execute and deliver this Agreement and to perform such Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). The Shareholders are married to one another.

(c) Neither the execution, delivery or performance of this Agreement by such Shareholder nor the consummation by such Shareholder of the transactions contemplated hereby nor compliance by such Shareholder with any of the provisions hereof shall (1) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of such Shareholder pursuant to, any Contract to which such Shareholder is a party or by which such Shareholder or any property or asset of such Shareholder is bound or affected or (2) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Shareholder or any of such Shareholder’s properties or assets.

(d) There is no Proceeding pending against such Shareholder or, to the knowledge of such Shareholder, any other Person or, to the knowledge of such Shareholder, threatened against such Shareholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by Parent of its rights under this Agreement or the performance by any party of his obligations under this Agreement.

(e) Such Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement and the representations and warranties of such Shareholder contained herein.

6. Certain Covenants of Shareholders. Each Shareholder hereby covenants and agrees as follows:

(a) Prior to the Termination Date, such Shareholder shall not, and shall not authorize or permit any of his Representatives, directly or indirectly, to (except as permitted by the Merger Agreement):

(i) solicit, initiate, endorse, encourage or facilitate the making by any Person (other than the other parties to the Merger Agreement) of any Acquisition Proposal;

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal;

(iii) execute or enter into any Contract constituting or relating to any Acquisition Proposal, or approve or recommend or propose to approve or recommend any Acquisition Proposal or any Contract constituting or relating to any Acquisition Proposal (or authorize or resolve to agree to do any of the foregoing actions); or

(iv) make, or in any manner participate in a “solicitation” (as such term is used in the rules of the Securities and Exchange Commission (the “SEC”)) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of the Shares intending to facilitate any Acquisition Proposal or cause shareholders of the Company not to vote to approve the Merger or any other transaction contemplated by the Merger Agreement.

(b) Such Shareholder will immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any of the matters described in Section 6(a) above.

(c) Prior to the Termination Date, and except as contemplated hereby, such Shareholder shall not (i) tender into any tender or exchange offer, (ii) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively “Transfer”), or enter into any contract, option, agreement or other arrangement or understanding with respect to the Transfer of any of the Covered Shares or beneficial ownership or voting power thereof or therein (including by operation of law), (iii) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares or (iv) knowingly take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling such Shareholder from performing his obligations under this Agreement. Any Transfer in violation of this provision shall be void. Such

Shareholder further agrees to authorize and request the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Covered Shares and that this Agreement places limits on the voting of the Covered Shares. If so requested by Parent, such Shareholder agrees that the certificates representing Covered Shares shall bear a legend stating that they are subject to this Agreement and to the irrevocable proxy granted in Section 2(a).

(d) Notwithstanding anything to the contrary in this Agreement, such Shareholder may Transfer any or all of the Covered Shares, in accordance with applicable Law, to the Shareholders’ ancestors, descendants or any trust or foundation controlled by the any Shareholder; provided, that prior to and as a condition to the effectiveness of such transfer, each Person to whom any of such Covered Shares or any interest in any of such Covered Shares is or may be transferred shall have executed and delivered to the Company a counterpart of this Agreement pursuant to which such Person shall be bound by all of the terms and provisions of this Agreement, and shall have agreed in writing with the Company to hold such Covered Shares or interest in such Covered Shares subject to all of the terms and provisions of this Agreement.

(e) Prior to the Termination Date, such Shareholder shall promptly notify Parent of the number of any new Shares with respect to which beneficial ownership is acquired by such Shareholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company, if any, after the date hereof. Any such Shares shall automatically become subject to the terms of this Agreement, and Schedule A shall be adjusted accordingly.

7. Shareholder Capacity. This Agreement is being entered into by each Shareholder solely in his or her capacity as a shareholder of the Company, and nothing in this Agreement shall restrict or limit the ability of any Shareholder as a director of the Company to take any action in his or her capacity as a director of the Company, and with respect to certain limitations set forth in the Merger Agreement, to the extent specifically permitted by the Merger Agreement.

8. Waiver of Appraisal Rights. Each Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger that he or she may have under applicable Law.

9. Disclosure. Each Shareholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement such Shareholder’s identity and ownership of the Covered Shares and the nature of such Shareholder’s obligations under this Agreement.

10. Further Assurances. From time to time, at the request of Parent and without further consideration, each Shareholder shall take such further action as may reasonably be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

11. Non-Survival of Representations and Warranties. The representations and warranties of each Shareholder contained herein shall not survive the closing of the transactions contemplated hereby and by the Merger Agreement.

12. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party and otherwise as expressly set forth herein.

13. Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

14. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to any Shareholder, to the address set forth opposite such Shareholder’s name on Schedule A hereto.

with a copy (which shall not constitute notice) to:

McDonald Law Group, LLC

P.O. Box 419

Florham Park, NJ 07932

Attention: Nancy McDonald, Esq.

Facsimile: (973) 210-6051

If to Parent:

St. Jude Medical, Inc.

One Lillehei Plaza

St. Paul, Minnesota 55117

Attn: General Counsel

Facsimile: (651) 481-7690

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

1881 Page Mill Road

Palo Alto, California 94303-1125

Attention: Joseph Barbeau, Esq.

  Stewart L. McDowell, Esq.

Facsimile: (650) 849-5333

15. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction of this Agreement is invalid, void, unenforceable or against regulatory policy, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

16. Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof.

17. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

18. Governing Law. Except to the extent that the laws of the State of New Jersey are mandatorily applicable to the Merger, this Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York.

19. Submission to Jurisdiction; Waiver of Jury Trial.

(a) Each of the parties hereto (i) consents to submit itself to the exclusive personal jurisdiction of any Federal Court located in the Southern District of the State of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any Proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in an court other than a Federal court sitting in the Southern District of the State of New York. The parties irrevocably and unconditionally waive any objection to the laying of venue of any Proceeding arising out of this Agreement or any of the transactions contemplated by this Agreement in any Federal Court located in the Southern District of the State of New York.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation seek to invalidate the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 19(b).

(c) In any dispute, whether resolved by litigation or other dispute resolution mechanism, arising from or related to this Agreement or the transactions contemplated herein, the substantially prevailing party shall be entitled to recover from the other party (as part of the arbitral award or order) its reasonable attorneys’ fees and other costs of the resolution of such dispute.

20. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent; provided further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

21. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

22. Facsimile Signature. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

23. Confidentiality. Except as required by applicable law, the Shareholder agrees (i) to hold any non public information regarding this Agreement and the Merger in strict confidence and (ii) except as required by law or legal process not to divulge any such non public information to any third Person.

24. No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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IN WITNESS WHEREOF, Parent and the Shareholders have caused to be executed or executed this Agreement as of the date first written above.

PARENT: St. Jude Medical, Inc., a Minnesota corporation

By:	/s/ JOHN C. HEINMILLER
Name:	John C. Heinmiller
Title:	Executive Vice President and CFO

SHAREHOLDERS:

/s/ DAVID A. JENKINS
David A. Jenkins

/s/ LINDA A. JENKINS
Linda A. Jenkins

Schedule A

Shareholder	Address	Owned Shares
9611 North US Highway 1,
David A. Jenkins	Box 390	846,000 shares
	Sebastian, FL 32958	372,000 options *

9611 North US Highway 1,
David A. & Linda A. Jenkins	Box 390	701,200 shares
Sebastian, FL 32958

9611 North US Highway 1,
David A. Jenkins, IRA	Box 390	30,000 shares
Sebastian, FL 32958

Linda A. Jenkins	6 Brendan Drive	42,500 shares
Flanders, NJ 07836

Linda A. Jenkins, IRA	6 Brendan Drive	5,000 shares
Flanders, NJ 07836

9611 North US Highway 1,
FatBoy Capital, LP	Box 390	617,284 shares
Sebastian, FL 32958

*	Detail of Options held by David A Jenkins:

Number of Options	Exercise Price	Expiration
60,000	$1.77	7/16/2017
60,500	$2.67	10/11/2015
121,000	$2.90	10/21/2015
70,000	$2.20	12/24/2010
60,500	$2.67	10/11/2015
372,000